Contact:

Kam Mahdi

Phone:

(949) 273-4990

Email:

kmahdi@probeglobal.com

Probe Manufacturing reports second consecutive quarterly profit

Irvine, California, (August 14, 2010) Probe Manufacturing, Inc., (PMFI.OB), a global electronics design, manufacturing, and services company, announced today its revenue growth and profitability the second quarter of 2010.

For the three month period ended June 30, 2010, our revenue was $754,170 and our net profit was $202,488, as compared to revenue of $418,247 and a net loss of ($165,866) for the same period in 2009.

Sales have increased from $302,809 in the fourth quarter of 2009 to $487,506 in the first quarter of 2010 to $754,170 in the second quarter of 2010.  This is mainly due to the addition of 4 customers and an increase in business from existing accounts.

For the six month period ended June 30, 2010, our gross margin was 26% compared to 16% for the same period in 2009.

“Moving forward, we believe that we have the right business and operating model to continue delivering revenue and earnings growth over the long term.  We’re pleased by the dedication of all of our employees, who work diligently to deliver high quality products at a low cost to our customers and support our operations. Our challenge is now to expand our customer base so that we can increase our profits even further in order to create value for our shareholders,” said Kambiz Mahdi, CEO and Chairman of Probe Manufacturing.

About Probe Manufacturing, Inc.

Probe Manufacturing is a locally global electronics design, manufacturing, and services company providing innovators with business services through our factory in California as well as factories Worldwide. Headquartered in Irvine, California, Probe has been serving industrial, instrumentation, medical, aerospace, defense, and automotive industries since 1994. Probe’s common stock is traded on the bulletin board under the symbol PMFI.OB. Further information is available on Probe’s website: www.probeglobal.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to whether Probe’s business strategy to become a global EMS provider will be financially beneficial to the Company and whether it can maintain its revenue growth experienced in the last three months.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and market conditions; uncertainties regarding changes in the EMS industry; the uncertainties relating to the implementation of our global business strategy; and other risk factors as outlined in the company’s periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Endnotes

News release

for immediate release